Exhibit 10.1

CONFIDENTIAL

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) is entered into on December 3, 2013 by MGP Ingredients, Inc. (“MGP” or the “Company”), Cloud “Bud” Cray, Jr., Karen Seaberg, and Thomas M. Cray (Karen. Seaberg, Cloud “Bud” Cray, Jr. and Thomas M. Cray, collectively, the “Cray Group”), Michael Braude, Linda Miller, Gary Gradinger, Daryl Schaller, John Speirs, and John Byom, each as independent members of the Board of Directors (the “Board”) of MGP, and Tim Newkirk.  All of the above are collectively referred to as the Parties to this Agreement.

RECITALS

WHEREAS, the Cray Group, MGP, and Newkirk are presently involved in various lawsuits in the District Court of Atchison County, Kansas (Nos. 13CV63 and 13CV69), the District Court of Johnson County, Kansas (No. 13CV04382), and the Kansas Court of Appeals (No.110341) (the “Lawsuits”);

WHEREAS, the Cray Group is also presently involved in a proxy contest (the “Proxy Contest”) related to the 2013 Annual Meeting of Stockholders of MGP (“Annual Meeting”) and related litigation referenced above; and

WHEREAS, to avoid the expense of continued and/or additional litigation, the uncertainties of trial and the continued issues surrounding the Proxy Contest as it pertains to the Annual Meeting, the Parties have agreed to compromise and settle the Lawsuits as well as any issues concerning or related to the Annual Meeting or the Proxy Contest, without admission of liability.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows.

1.                                      Board Composition; Executive Termination.

a.                                      Tim Newkirk’s employment will be terminated without cause by the Company (in accordance with the terms of his Employment Agreement) immediately following the execution of this Agreement, and coincident with this termination he will resign from the Board and any subsidiary or affiliate boards, in accordance with the agreements contemplated by Section 3 hereof.  The Parties will cause the Board seat he occupies to remain vacant until filled by the new permanent Chief Executive Officer (a “CEO”), who is to be hired as a result of a national executive search conducted by a recognized search firm selected by the Board following the Annual Meeting.

b.                                      The Parties hereto acknowledge that Cloud “Bud” Cray, Jr., Jeannine Strandjord and John Bridendall, or, if any of them is unable to serve, their respective replacements as determined by the Cray Group in its reasonable discretion (a “Replacement”), are and will be the nominees of the Cray Group.

c.                                       Karen Seaberg, or her Replacement, will continue her term on the Board.

d.                                      Mr. Newkirk will, pursuant to the terms of the Company’s First Amended and Restated MGP Ingredients, Inc. Short-Term Incentive Plan (“MEP Plan”) and his Employment Agreement with the Company, be paid the sum of $655,218 plus (i) an amount to satisfy the COBRA subsidy obligation, in each case pursuant to the terms of a release of the Company in the form attached hereto as Exhibit A, and (ii) a pro-rata payment due to Mr. Newkirk under the MEP Plan, the amount of which is not currently determinable but is estimated to be $434,830.

e.                                       In connection with Mr. Newkirk’s termination, the Company and Mr. Newkirk will enter into a Transition Services Agreement in the form attached hereto as Exhibit B.

f.                                        The Company and the Cray Group will enter into a Voting Agreement with respect to the preferred stock beneficially owned by the Cray Group (the “Cray Group Preferred Shares”), and pursuant to which, the Board will agree to vote in favor of the proposal to declassify the Board and which will be voted on by shareholders at the 2014 Annual Meeting of Stockholders of MGP, in the form attached hereto as Exhibit C.

2.                                      Interim Co- CEOs.

Immediately following the Annual Meeting, Don Tracy and Randy Schrick will be elected to serve as Interim Co-CEOs. Mr. Tracy and Mr. Schrick shall continue as Co-CEOs until a replacement CEO is hired pursuant to Section 1.  The Board will approve any required amendments to Mr. Tracy’s employment agreement to reflect his interim status as Co-CEO.

3.                                      Other Agreements with Mr. Newkirk.

The Parties hereto acknowledge that Mr. Newkirk and appropriate persons of the Cray Group are simultaneously entering into a (a) settlement agreement, conditioned upon execution of this Agreement, in which Mr. Newkirk agrees to terminate the Johnson County litigation with prejudice, and not to file any similar litigation in the future, and (b) an agreement related to the purchase of Mr. Newkirk’s house.

4.                                      Committee Composition and Chairperson of the Board.

a.                                      Assuming her election at the Annual Meeting, Ms. Jeannine Strandjord will be elected by the Board to be the Chair of the Audit Committee at the first meeting of the Board following the Annual Meeting.

b.                                      Assuming his election at the Annual Meeting, Mr. John P. Bridendall will be elected by the Board to be a member of the Audit Committee.  Following the Annual Meeting and assuming the elections of Ms. Strandjord and Mr. Bridendall and the re-election of Mr. Bud Cray, Mr. Bud Cray, Ms. Strandjord, and Mr. Bridendall will be elected to be members of the

Nominating and Governance Committee (the “Governance Committee”).  Following the Annual Meeting and assuming their election, Ms. Strandjord and Mr. Bridendall will become members of the Human Resources and Compensation Committee (the “Compensation Committee”).  Following the Annual Meeting, Mr. Schaller will be reelected Chair of the Compensation Committee and Ms. Miller will be relected Chair of the Governance Committee.

c.                                       The Board will cause the Special Committee of the Board to be disbanded promptly following the Annual Meeting.

d.                                      Following the Annual Meeting, during such time as the Board is unable to agree on a person to serve as Chair until the 2014 annual meeting of stockholders, one director shall serve as the acting Chair at each meeting of the Board and the Chair for meetings will alternate between a member of the Cray Group, Ms. Strandjord or Mr. Bridendall (assuming the election of Ms. Strandjord and Mr. Bridendall), on the one hand, and any other member of the Board, on the other hand; provided, however, that such acting Chair will not be considered the Chairperson of the Board for purposes of the Company’s Bylaws.  No Chair shall be elected by the Board without the vote of at least five of the members of the Board.

5.                                      Meeting Date and Record Date.

a.                                      The Company agrees to take all actions necessary to reconvene the Annual Meeting as soon as reasonably practicable following execution of this Agreement.

b.                                      The Parties acknowledge and agree that April 3, 2013 will remain the record date for the Annual Meeting.

6.                                      Termination of Litigation.

a.                                      MGP will take all actions necessary to cause its appeal to the Kansas Court of Appeals to be dismissed and jointly seek with the Cray Group an order from Judge Bednar approving the reconvening of the Annual Meeting and use of the existing record date set forth in Section 5.

b.                                      The Parties hereto will take all actions necessary to cause the dismissal of any litigation brought by such Party pending between the Parties, including any case pending in the Atchison County District Court (for instance, litigation related to the Special Committee).

c.                                       MGP will take all actions necessary to cause The Johnson County litigation to be dismissed with prejudice, and MGP agrees not to bring similar litigation in the future.

7.                                      Reimbursement of Cray Group Expenses.

The Company shall reimburse the members of the Cray Group for all reasonable legal fees and out-of-pocket costs and expenses up to an aggregate maximum cap of $1,775,000, incurred in connection with the matters related to the Annual Meeting (including the Lawsuits, any matter referenced herein and the negotiation and execution of this Agreement and any other agreement contemplated hereby) (the “Expenses”).  The Company shall reimburse such Expenses within ten business days of presentment.

8.                                      Termination of Strategic Review and BMO Engagement.

MGP will immediately take all actions to terminate its strategic review process, including the termination of any financial institution and advisors or counsel in connection with the same, and will publicly announce such termination.  MGP will not sell any assets of the Company, will not make any acquisitions of other companies or assets and will not enter into any joint venture relationships of a material nature or outside of the ordinary course of business in the next 12 months without the approval of at least six members of the Board.

9.                                      Governance and Solicitation Efforts.

a.                                      Following the execution of this Agreement, the Cray Group will continue to hold proxies for the election of directors, governance proposals and the say-on-pay advisory vote reflected in its proxy statement and proxy card.

b.                                      None of the Parties hereto will engage, directly or indirectly, in further solicitation efforts in connection with the Annual Meeting, except to the extent required by the law or other governmental regulation or rule or NASDAQ rule.  The Parties will reasonably cooperate in reviewing and revising supplements to their respective proxy statements to ensure consistency with this Agreement and any other agreements contemplated hereunder.

c.                                       Neither MGP nor the Cray Group will propose or present any additional proposals at the Annual Meeting.

d.                                      The agenda and rules for the Annual Meeting will be mutually agreed upon by the Parties prior to reconvening the Annual Meeting.

e.                                       The Cray Group will cause the law firm of Stinson Morrison Hecker LLP to issue a legal opinion (the “Opinion”) (with customary limitations and qualifications) addressed to the Board regarding the voting of the Cray Group Preferred Shares at the Annual Meeting. The Parties hereto agree not to contest the Opinion.

9.                                      Non-Retaliation Policy; Acceptance of Audit Committee Review.

a.                                      The Parties will reasonably cooperate to establish a non-retaliation policy providing that no Party hereto will seek to punish employees who sided or voted against them in the Proxy Contest or related matters.

b.                                      Neither Karen Seaberg nor Bud Cray will contest the findings and conclusions of the independent Audit Committee review dated October 10, 2013.

10.                               Release of All Claims by All Parties.

Except as otherwise provided herein, for and in consideration of this Agreement and in consideration of the covenants, promises, and commitments set forth in the Agreement, and as a settlement of disputed claims, all of the Parties hereto, individually and/or collectively, on behalf of themselves and their respective parent, subsidiaries, divisions, related or affiliated corporations, predecessors, or successor corporations, limited liability companies, partnerships, limited partnerships, and past, present and future directors, officers, shareholders, employees, attorneys, heirs, assigns, trustees, agents, representatives, sureties, and for all other persons or entities who claim in their right, title, interest, and/or behalf do hereby release and forever discharge all of the other Parties hereto, and their respective heirs, devisees, legatees, assigns, trustees, agents, representatives, sureties, parent, subsidiaries, divisions, related or affiliated corporations, predecessors, or successor corporations, limited liability companies, partnerships, limited partnerships, and past, present and future directors, officers, shareholders, employees, attorneys, and agents (collectively, “Released Parties”) from any and all claims (filed, pled, or otherwise), actions, causes of action, demands, tax demands, liens, tax liens, civil lawsuits, costs, expenses (including without limitation attorneys’ or expert/consultant fees, costs, or expenses) or encumbrances of any kind whatsoever (legal, equitable, or otherwise), known or unknown, suspected or unsuspected, fixed or contingent, that the Parties, individually or collectively, have or had from the beginning of time to the entry of this Agreement, against any Released Party, individually or collectively, relating to, connected with, or in any way arising from or related to the claims, facts, events, or occurrences related or unrelated to their respective roles with MGP, the Lawsuits, the Annual Meeting, and the Proxy Contest.  The Parties acknowledge that they are releasing claims only to the extent permitted by law.

The intention, understanding, and agreement of the Parties is that this Agreement constitutes a complete and final settlement between the Parties as described herein.  Each Party acknowledges and understands that this Agreement is a compromise of claims and that, by entering into this Agreement, it is agreed that the Released Parties are not making any admission or concession of any factual or legal conclusion.  Nothing in this Agreement will limit the ability of any Party to enforce (a) this Agreement, (b) the Employment Agreement of Mr. Newkirk, (c) the Transition Services Agreement, (d) the Settlement Agreement and Release between Cloud (Bud) Cray, Karen Seaberg, Tom Cray and Tim Newkirk (including any other agreements contemplated thereunder or attached thereto), or (e) any right to indemnification that any Party may be eligible for as a director or officer of MGP (the “Excluded Obligations”).

11.                               Covenant Not to Sue on Matters Released by this Agreement.

Provided that the obligations of this Agreement are otherwise satisfied, the Parties covenant and agree that they will not, directly or indirectly, commence or in any manner prosecute against any Released Party any legal action or other proceeding based upon the matters released by under Section 10 of this Agreement.  In addition to any other remedy at law or in equity, if any Party or any other person or entity acting or purporting to act on their behalf commences an action in violation of the terms of this Agreement, then (a) this Agreement may be pleaded in bar of any such action, and (b) the Parties will be entitled to injunctive relief to stop such action, and (c) the party, entity, or person initiating such action will be liable to the other Party for all costs and expenses, including attorneys’ fees, costs, and expenses, incurred in responding to the action.  The terms of this Section 11 do not apply to or limit the ability of any Party to enforce the Excluded Obligations.

12.                               Authorities; Representations.

Each individual who is a Party hereto represents and agrees that he or she has the power and authority to enter into this Agreement and that this Agreement has been duly executed and delivered by such individual. The Company hereby represents and warrants that (i) the authorized signatory set forth on the signature page hereto has the power and authority to execute this Agreement and to bind the Company to this Agreement and no further actions are required to bind the Company hereto and (ii) this Agreement has been duly authorized, executed and delivered by the Company and the Board.

13.                               Press-Release.

Promptly following the execution of this Agreement, the Company and the Cray Group will jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, in the form attached hereto as Exhibit D.  Prior to the issuance of the Mutual Press Release, none of the Parties hereto will issue any press release or public announcement regarding this Agreement or the resolution of the issues addressed herein without the prior written consent of the other, other than any filing with the Securities and Exchange Commission (the “SEC”) required in connection with the execution and/or delivery of this Agreement.  None of the Parties hereto shall make any public statement (including any filing with the SEC) inconsistent with the Mutual Press Release without the written consent of the other Parties hereto.

14.                               Entire Agreement and Severability.

The Parties agree that this Agreement may not be modified, altered, or changed, except by written agreement signed by the Parties.  This Agreement, and any other agreement signed by or between some or all of the Parties hereto on the date of this Agreement, contains the entire agreement between the Parties with regard to the matters set forth herein and will be binding and inure to the benefit of the Parties, the present, former and future officers, directors, shareholders, members, employees, attorneys, representatives, subsidiaries, affiliates, heirs, devisees, legatees, trustees, agents, sureties, executors, administrators, predecessors, successors, and assigns of each Party.  Each of the Parties acknowledges and represents that it has not relied on any promise, inducement, representation, or other statement made in connection with this Agreement that is not expressly contained in this Agreement. If any provision of the Agreement is held to be invalid, the remaining provisions will remain in full force and effect.

15.                               Joint Preparation.

All of the Parties have cooperated and participated in the drafting and preparation of this Agreement.  Accordingly, the Parties agree that the Agreement will not be construed or interpreted in favor of or against any Party by virtue of the identity of its preparer.

16.                               Applicable Law.

The Agreement will be construed and interpreted according to the laws of the State of Kansas.

17.                               Multiple Originals and Facsimiles Signatures.

This Agreement may be executed in any number of counterparts, and with facsimile signatures, with the same effect as if all Parties had signed the same document.  All counterparts will be construed together and will constitute one Agreement.  Absent an original signature, it is hereby understood and agreed that a facsimile or electronically-transmitted signature will be binding upon the Parties and otherwise admissible.

18.                               Waiver.

No waiver by any Party of any condition of or of any breach of any term, covenant, representation, or warranty contained in this Agreement will be deemed or construed as a further or continuing waiver of any other condition or the breach of any other term, covenant, representation, or warranty contained in this Agreement.

19.                               Attorney Fees, Costs, and Expenses.

Unless otherwise specified in this Agreement, each Party will bear its own attorney or expert/consultant fees, costs, and expenses in connection with the Lawsuits, including without limitation all attorneys fees, costs, and expenses associated with demands made as a result of the Lawsuits and the negotiation and execution of this Agreement.

20.                               Specific Performance.

Each of the Parties hereto acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the any of the Parties hereto (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without the posting of any bond, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

21.                               Further Assurances.

Each of the Parties hereto agrees to take such actions, adopt such resolutions and execute such agreements, documents and instruments as reasonably necessary to carry out the covenants and obligations under this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

MGP Ingredients, Inc.

By:	/s/ Donald P. Tracy
Name:	Donald P. Tracy
Title:	Chief Financial Officer

/s/ Michael Braude
Michael Braude

/s/ John Byom
John Byom

/s/ Cloud L. Cray, Jr.
Cloud L. Cray, Jr.

/s/ Thomas M. Cray
Thomas M. Cray

/s/ Gary Gradinger
Gary Gradinger

/s/ Linda Miller
Linda Miller

/s/ Timothy W. Newkirk
Timothy W. Newkirk

/s/ Daryl Schaller
Daryl Schaller

/s/ Karen Seaberg
Karen Seaberg

[Signature Page to Settlement Agreement and Mutual Release]

/s/ John Speirs
John Speirs

[Signature Page to Settlement Agreement and Mutual Release]